September 26, 2012

Nancy Bush

Dear Nancy:
We are pleased to extend the promotion to you for the position of Interim Chief Finanical Officer (CFO) for Fortinet, Inc. (“Company”) reporting to Ken Xie, President and Chief Executive Officer (CEO), effective September 26, 2012. We are excited about the opportunity of working with you in this new capacity.

Current Annual Base Salary:	$ 225,000 USD
New Annual Base Salary:	$ 260,000 USD

Your new compensation will be effective October 1, 2012 and reflected in your October 15th, 2012 pay.
These provisions expressly supersede any previous representations, oral or written. All other terms of your employment with the Company remain the same.
This is a reward and recognition from the Fortinet management team for your good performance and contributions to the company. On behalf of Fortinet management team, we would like to congratulate you on your promotion and look forward to your continued success in your new role.
If you have any questions regarding this changes or the Company, please call Amanda Mallow at (604) 430-1297 x6210. Let's continue to work together to make Fortinet a great place to work!

Nancy Bush /s/ Nancy Bush ACCEPTED AND AGREED: Date: 9/27/2012	Sincerely, Fortinet, Inc. /s/ Ken Xie Ken Xie Chief Executive Officer, Fortinet, Inc.